Exhibit 21.1

Subsidiary	Jurisdiction of Organization
ServiceTitan Arevelk Limited Liability Company	Republic of Armenia
Service Pro.Net, LLC	Delaware
Aspire, LLC	Delaware
FSH Topco, LLC	Delaware
FSH Midco, LLC	Delaware
FSH Buyer, LLC	Delaware
Field Service Holdings, LLC	Delaware
PestRoutes OpCo, LLC	Delaware
PCO Central, LLC	Delaware
FSH Payments, LLC	Delaware
ServiceTitan Software Canada ULC	Delaware
Ignite - Schedule Engine, Inc.	Delaware
Schedule Engine Management, Inc.	Pennsylvania
ServiceTitan International, LLC	Delaware